Exhibit 2.2

TERMINATION OF ASSET PURCHASE AGREEMENT

(Ladera Storage Properties)

THIS TERMINATION OF ASSET PURCHASE AGREEMENT (this “Termination Agreement”), dated as of the 16th day of July, 2015, is entered into by and between SMARTSTOP SELF STORAGE, INC., a Maryland corporation (“SmartStop”), and SMARTSTOP SELF STORAGE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the “Operating Partnership”) (each of SmartStop and the Operating Partnership, a “Seller” and collectively, “Sellers”), and STRATEGIC 1031, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

WHEREAS, the parties entered into that certain Asset Purchase Agreement, dated as of June 15, 2015, by and among the Sellers and the Buyer (the “Purchase Agreement”);

WHEREAS, pursuant to Section 8.01(a) of the Purchase Agreement, the parties desire to terminate the Purchase Agreement; and

WHEREAS, the parties desire to enter into this Termination Agreement to express their agreement with respect to the termination of the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Termination of Purchase Agreement. Effective upon the date hereof, the Purchase Agreement shall be terminated in its entirety and shall be of no further force or effect.

2. Entire Agreement. This Termination Agreement, and all of the provisions herein, shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Termination Agreement sets forth the entire agreement and understanding among the parties as to the subject matter hereof and merges with and supersedes all prior discussions and understandings of any and every nature among them.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

4. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Termination Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

SMARTSTOP SELF STORAGE, INC.

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	Chief Executive Officer

SMARTSTOP SELF STORAGE OPERATING PARTNERSHIP, L.P.

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	CEO of General Partner

BUYER: STRATEGIC 1031, LLC

By:	/s/ H. Michael Schwartz
Name:	H. Michael Schwartz
Title:	President

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